Exhibit 99.5

TABULA RASA HEALTHCARE, INC.

UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

On September 6, 2017, Tabula Rasa HealthCare, Inc., a Delaware corporation (“TRHC” or the “Company”), TRCRD, Inc., a Delaware corporation and wholly-owned subsidiary of TRHC (“Merger Sub I”) and TRSHC Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of TRHC (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), entered into, and consummated the transactions contemplated by, an Agreement and Plan of Merger (the “Merger Agreement”), by and among TRHC, the Merger Subs, Sinfonía HealthCare Corporation, a Delaware corporation (“Sinfonía”), Michael Deitch, Fletcher McCusker and Mr. Deitch in his capacity as the Stockholders’ Representative.  Under the terms of the Merger Agreement, TRHC acquired the SinfoniaRx business (“SRx”) as a result of Merger Sub I merging with and into Sinfonía, with Sinfonía surviving as a wholly-owned subsidiary of TRHC (the “First Merger”) and, immediately following the First Merger, Sinfonía merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of TRHC.  The closing consideration consisted of $35 million in cash, subject to adjustments set forth in the Merger Agreement, and 520,821 shares of TRHC common stock (valued at $19.20 per share) (the “Closing Consideration”). A portion of the cash merger consideration is being held in escrow to secure potential claims by TRHC for indemnification under the Merger Agreement and in respect of adjustments to Merger Consideration. In addition to the Closing Consideration, holders of Sinfonía’s capital stock and vested Sinfonía options with an exercise price less than the per share merger consideration (without taking into account any Contingent Payments (as defined below)) may be eligible to receive two additional contingent payments if SRx achieves certain performance goals for each of the twelve-month periods ended December 31, 2017 and December 31, 2018 (each a “Contingent Payment” and, together, the “Contingent Payments”). The Contingent Payments, if any, will be paid 50% in cash and 50% in TRHC common stock, subject to adjustments as set forth in the Merger Agreement. However, pursuant to the terms of the Merger Agreement, in no event will the aggregate number of shares of TRHC common stock issued as Closing Consideration and in connection with Contingent Payments exceed 19.9% of the issued and outstanding shares of TRHC common stock as of the close of September 5, 2017. In addition, TRHC is not obligated to pay more than $35 million in cash and TRHC common stock for the first Contingent Payment, or more than $130 million for the aggregate overall Closing Consideration (not taking into account certain adjustments set forth in the Merger Agreement) and Contingent Payments. The material terms of the Merger Agreement were previously disclosed by the Company  in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2017 (the “Acquisition 8-K”) and the foregoing is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Acquisition 8-K.

The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2017, filed with the SEC on August 8, 2017, the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 14, 2017, the Acquisition 8-K, as well as Amendment No. 1 to the Acquisition 8-K, the notes to the unaudited pro forma combined financial statements included in this Amendment No. 1 to the Acquisition 8-K, and the historical financial statements and related notes of the SRx business included as Exhibits to this Amendment No. 1 to the Acquisition 8-K.

SRx’s audited financial statements and accompanying notes for the year ended December 31, 2016 and unaudited financial information for the six months ended June 30, 2017 are presented above. The presentation of the unaudited pro forma balance sheet gives effect to the acquisition as if it had occurred on June 30, 2017 and includes items that are directly attributable to the acquisition and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The presentation of the unaudited pro forma statement of income reflects the combined results of operations as if the acquisition had occurred on January 1, 2016, the beginning of the

Company’s 2016 fiscal year, and excludes items related to the acquisition that are nonrecurring and includes items that are directly attributable to the acquisition, expected to have a continuing impact, and are factually supportable.

The preliminary allocation of the purchase consideration presented in Note 2 and used to prepare the unaudited pro forma financial statements is based on a preliminary valuation of assets acquired and liabilities assumed. Accordingly, the purchase price allocation is considered preliminary and may materially change before final determination. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements included herewith. A final determination of these fair values shall be based on the actual net tangible and intangible assets of SRx that exist as of the closing date of the transaction. In addition, the unaudited pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition.  No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisition. The unaudited pro forma financial statements also does not reflect pro forma adjustments for non-recurring charges related to integration activities or exit costs that may be incurred by the Company or SRx in connection with the acquisition.

The unaudited pro forma financial statements are based on the estimates and assumptions set forth in the notes hereto. The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of results that would have occurred had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma financial statements does not purport to be indicative of the future financial position or operating results of the combined operations. There were no transactions between the Company and Sinfonia Rx during the periods presented in the unaudited pro forma financial statements that would need to be eliminated.

TABULA RASA HEALTHCARE, INC.

UNAUDITED PROFORMA COMBINED BALANCE SHEETS

JUNE 30, 2017

(In thousands, except share and per share amounts)

	Historical	Sinfonia Rx	Proforma		Proforma
	Tabula Rasa HealthCare, Inc.	Acquisition	Adjustments		Tabula Rasa HealthCare, Inc.
			(Note 3)
Assets
Current assets:
Cash	$2,811	$521	$(202	)(a)	$3,130
Accounts receivable, net	8,547	7,941	—		16,488
Inventories	3,202	—	—		3,202
Rebates receivable	325	—	—		325
Prepaid expenses	964	707	—		1,671
Other current assets	354	—	—		354
Total current assets	16,203	9,169	(202)		25,170
Property and equipment, net	7,794	1,494	—		9,288
Software development costs, net	4,026	—	—		4,026
Goodwill	21,686	—	56,080	(b)	77,766
Intangible assets, net	23,400	4,078	41,425	(c)	68,903
Other assets	308	30	202	(a)	540
Total assets	$73,417	$14,771	$97,505		$185,693
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$686	$247	$—		$933
Acquisition-related consideration payable	590	—	—		590
Acquisition-related contingent consideration	1,547	—	21,078	(d)	22,625
Accounts payable	6,166	8,396	—		14,562
Accrued expenses and other liabilities	4,129	2,417	—		6,546
Total current liabilities	13,118	11,060	21,078		45,256
Line of credit	—	—	35,000	(a)	35,000
Acquisition-related contingent consideration	—	—	16,536	(d)	16,536
Long-term debt	775	469	—		1,244
Deferred income tax liability	1,070	1,190	8,528	(e)	10,788
Warrant liability	—	2,113	(2,113	)(f)	—
Other long-term liabilities	2,671	—	—		2,671
Total liabilities	17,634	14,832	79,029		111,495

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 17,360,302 shares issued and 17,286,836 shares outstanding at June 30, 2017, actual, 17,881,123 shares issued and 17,807,657 shares outstanding, pro forma	2	—	—		2
Additional paid-in capital	96,008	—	10,000	(g)	106,008
Treasury stock, at cost; 73,466 shares at June 30, 2017	(959)	—	—		(959)
Accumulated deficit	(39,268)	(61)	8,476	(h)	(30,853)
Total stockholders’ equity	55,783	(61)	18,476		74,198
Total liabilities and stockholders’ equity	$73,417	$14,771	$97,505		$185,693

See accompanying notes to unaudited pro forma financial statements.

TABULA RASA HEALTHCARE, INC.

UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(In thousands, except share and per share amounts)

	Historical	Sinfonia Rx	Proforma		Proforma
	Tabula Rasa HealthCare, Inc.	Acquisition	Adjustments		Tabula Rasa HealthCare, Inc.
			(Note 3)
Revenue:
Product revenue	$46,770	$—	$—		$46,770
Service revenue	10,575	15,315	—		25,890
Total revenue	57,345	15,315	—		72,660
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	35,868	—	—		35,868
Service cost	4,755	11,824	—		16,579
Total cost of revenue	40,623	11,824	—		52,447
Gross profit	16,722	3,491	—		20,213
Operating expenses:
Research and development	2,510	—	—		2,510
Sales and marketing	2,544	169	—		2,713
General and administrative	11,999	2,293	474	(i)	14,766
Change in fair value of acquisition-related contingent consideration expense	37	—	—		37
Depreciation and amortization	3,564	734	2,687	(j)	6,985
Total operating expenses	20,654	3,196	3,161		27,011
(Loss) income from operations	(3,932)	295	(3,161)		(6,798)
Other expense:
Interest expense	153	29	782	(k)	964
Total other expense	153	29	782		964
(Loss) income before income taxes	(4,085)	266	(3,943)		(7,762)
Income tax expense (benefit)	260	(291)	(3,308	)(l)	(3,339)
Net (loss) income	$(4,345)	$557	$(635)		$(4,423)

Net loss income attributable to common stockholders:
Net loss attributable to common stockholders, basic and diluted	$(4,345)				$(4,423)

Net loss per share attributable to common stockholders:
Net loss per share attributable to common stockholders, basic and diluted	$(0.27)				$(0.26)

Weighted average common shares outstanding:
Weighted average common shares outstanding, basic and diluted	16,373,413		520,821	(m)	16,894,234

See accompanying notes to unaudited pro forma financial statements.

TABULA RASA HEALTHCARE, INC.

UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands, except share and per share amounts)

	Historical	Sinfonia Rx	Proforma		Proforma
	Tabula Rasa HealthCare, Inc.	Acquisition	Adjustments		Tabula Rasa HealthCare, Inc.
			(Note 3)
Revenue:
Product revenue	$79,446	$—	$—		$79,446
Service revenue	14,616	27,056	—		41,672
Total revenue	94,062	27,056	—		121,118
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	59,901	—	—		59,901
Service cost	5,276	19,277	—		24,553
Total cost of revenue	65,177	19,277	—		84,454
Gross profit	28,885	7,779	—		36,664
Operating (income) expenses:
Research and development	3,811	—	—		3,811
Sales and marketing	3,860	309	—		4,169
General and administrative	11,831	7,595	(2,266	)(i)	17,160
Change in fair value of acquisition-related contingent consideration (income) expense	(338)	—	—		(338)
Change in fair value of acquisition-related consideration expense	55	—	—		55
Depreciation and amortization	5,115	1,517	5,372	(j)	12,004
Total operating expenses	24,334	9,421	3,106		36,861
Income (loss) from operations	4,551	(1,642)	(3,106)		(197)
Other (income) expense:
Change in fair value of warrant liability	(639)	—	—		(639)
Interest expense	4,488	47	1,579	(k)	6,114
Loss on extinguishment of debt	6,411	—	—		6,411
Total other expense	10,260	47	1,579		11,886
Loss before income taxes	(5,709)	(1,689)	(4,685)		(12,083)
Income tax expense (benefit)	541	(170)	(4,200	)(l)	(3,829)
Net loss	$(6,250)	$(1,519)	$(485)		$(8,254)

Net loss income attributable to common stockholders:
Net loss attributable to common stockholders, basic	$(3,811)				$(5,815)
Net loss attributable to common stockholders, diluted	$(6,889)				$(8,893)

Net loss per share attributable to common stockholders:
Net loss per share attributable to common stockholders, basic	$(0.51)				$(0.73)
Net loss per share attributable to common stockholders, diluted	$(0.59)				$(0.73)

Weighted average common shares outstanding:
Weighted average common shares outstanding, basic	7,486,131		520,821	(m)	8,006,952
Weighted average common shares outstanding, diluted	11,591,210		520,821	(m)	12,112,031

See accompanying notes to unaudited pro forma financial statements.

TABULA RASA HEALTHCARE, INC.

NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1. Basis of pro forma preparation

The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of the Company and the historical financial statements of SinfoniaRx Business (“SRx”), a Business of Sinfonia Healthcare Corporation, after giving effect to the acquisition using the purchase method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma balance sheet is presented as if the acquisition had occurred on June 30, 2017. The unaudited pro forma statement of operations for the year ended December 31, 2016 and six months ended June 30, 2017 is presented as if the acquisition had occurred on January 1, 2016, the beginning of the Company’s fiscal year.

Note 2. Total purchase consideration and preliminary purchase price allocation

On September 6, 2017, Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company” or “TRHC”), TRCRD, Inc., a Delaware corporation and wholly-owned subsidiary of TRHC (“Merger Sub I”) and TRSHC Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of TRHC (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), entered into, and consummated the transactions contemplated by, an Agreement and Plan of Merger (the “Merger Agreement”), by and among TRHC, the Merger Subs, Sinfonía HealthCare Corporation, a Delaware corporation (“Sinfonía”), Michael Deitch, Fletcher McCusker and Mr. Deitch in his capacity as the Stockholders’ Representative.  Under the terms of the Merger Agreement, TRHC acquired SRx as a result of Merger Sub I merging with and into Sinfonía, with Sinfonía surviving as a wholly-owned subsidiary of TRHC (the “First Merger”) and, immediately following the First Merger, Sinfonía merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of TRHC. The consideration for the acquisition was comprised of (i) cash consideration of $35,000 payable upon closing, subject to certain customary post-closing adjustments, in each case upon the terms and subject to the conditions contained in the Merger Agreement; (ii) stock consideration issued upon closing valued at $10,000; and (iii) contingent purchase price consideration with a preliminary estimated fair value of $37,614 to be paid 50% in cash and 50% in TRHC common stock, subject to adjustments as set forth in the Merger Agreement, based on the achievement of certain performance goals for each of the twelve-month periods ended December 31, 2017 and December 31, 2018. In addition, TRHC is not obligated to pay more than $35 million in cash and TRHC common stock for the first contingent payment, or more than $130 million for the aggregate overall closing consideration (not taking into account certain adjustments set forth in the Merger Agreement) and contingent payments.

The total purchase price described above has been allocated to SRx’s tangible and intangible assets acquired and liabilities assumed for purposes of these unaudited pro forma combined financial statements, based on their estimated relative fair values. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements. The final purchase price allocation will be determined after a complete and thorough analysis within one year after the closing date of the Merger. As a result, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. The purchase price of SRx is allocated to the assets and liabilities to be assumed on the following preliminary basis:

Purchase Consideration

Cash consideration at closing	$35,000
Stock consideration at closing	10,000
Preliminary estimated fair value of contingent consideration	37,614
Total fair value of acquistion consideration	$82,614

Purchase Price Allocation

June 30, 2017
Cash	$521
Accounts receivable, net	7,941
Prepaid expenses	707
Property and equipment, net	1,494
Intangible assets, net	45,503
Other assets	30
Total identifiable assets	56,196
Accounts payable	(8,396)
Accrued expenses and other current liabilities	(2,417)
Debt assumed	(716)
Deferred income tax liability	(18,133)
Total liabilities assumed	(29,662)
Total pro forma goodwill	$56,080

Note 3. Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change including with respect to final purchase price and allocation thereof. Final adjustments could result in a materially different purchase price and/or allocations of the purchase price, which would affect the values assigned to tangible or intangible assets and the amount of depreciation and amortization expense recorded in the combined financial statements. The effect of any changes to the combined statements would depend on the final purchase price and the nature and amount of final purchase price allocations and could be material. The following adjustments have been reflected in the unaudited pro forma combined financial information:

Adjustments to the pro forma combined balance sheet

(a)     Debt transaction

On September 6, 2017 in connection with the acquisition of SRx, the Company entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) that provides for a $40,000 revolving credit facility, with a $1 million sublimit for cash management services and letters of credit and foreign exchange transactions (the “Credit Facility”). Under the Loan Agreement, the Company may request an increase in the size of the Credit Facility up to $10 million upon the successful syndication of such additional amounts. The Company incurred debt issuance costs of $202 in connection with the Loan Agreement. The pro forma adjustments reflect the funds that were drawn from the Credit Facility to finance the closing cash consideration payment and agreed upon transaction costs related to the acquisition of SRx and the capitalization of the debt issuance costs incurred related to the amended Loan Agreement.

(b)     Goodwill

Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of SRx’s identifiable assets acquired and liabilities assumed as shown in Note 2.

(c)     Acquired intangible assets

Represents the difference between the historical amounts of SRx net intangible assets and the preliminary fair values of SRx intangible assets acquired. The acquired intangible assets and related amortization expense based on the preliminary estimate of fair values for the six months ended June 30, 2017 and year ended December 31, 2016 is as follows:

	Weighted Average
	Amortization Period	Preliminary	Amortization Expense	Amortization Expense
	(in years)	Fair Value	December 31, 2016	June 30, 2017

Trademarks	10.00	$4,903	$490	$245
Client relationships	7.78	22,230	2,856	1,428
Non-competition agreements	5.00	4,846	969	485
Developed technology	8.00	13,524	1,691	846
Total		45,503	6,006	3,004

To eliminate the historical SRx net intangible assets and amortization		(4,078)	(634)	(317)
Pro forma adjustment		$41,425	$5,372	$2,687

These estimated fair values and useful lives are considered preliminary and are subject to change based on final purchase price valuation amounts. Changes in fair value or useful life of the acquired intangible assets may be material. The fair values of the intangible assets were preliminarily estimated using income based approaches. Specifically, the fair values of trademarks and technology were estimated using the relief from royalty method. The Company, with the assistance of a third party appraiser, derived the hypothetical royalty income from the projected revenues of SRx. The fair value of client relationships was estimated using a discounted present value income approach. To calculate fair value, the Company, with the assistance of a third party appraiser, used cash flows discounted at a rate considered appropriate given the inherent risks associated with each client grouping. The fair value of the non-competition agreement was estimated using the differential approach which involves valuing the business under two different scenarios. The first valuation assumes the non-compete agreement is in place and the second valuation assumes that it is not. The difference in the value of the business under each approach is attributed to the non-compete agreement.

The useful lives of the intangible assets were estimated based on the expected future economic benefit of the assets and is being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method.

(d)     Contingent consideration

Represents the preliminary estimated fair value of the contingent purchase price consideration that may be payable pursuant to the terms of the Merger Agreement. The Company, with the assistance of a third-party appraiser, utilized a Monte Carlo simulation to derive at preliminary estimates of the contingent consideration payments that were then discounted back to a present value.

(e)     Deferred taxes

The pro forma adjustment includes the recognition of a deferred tax liability with the offset to goodwill of $16,943 relating to the intangible assets identified in Note 3(c) above. The deferred tax liability represents the tax effect of the difference between the estimated fair value of identified intangible assets and the estimated tax basis of the assets, which is calculated using a tax rate applicable to the jurisdiction in which the assets are estimated to reside.

The adjustment also reflects the partial reversal of the Company’s deferred tax asset valuation allowance in the amount of $8,415. Because SRx will be included in the Company’s consolidated tax return following the acquisition, the Company has determined that the deferred tax liabilities related to the acquisition provide sufficient taxable income to realize the Company’s deferred tax assets associated with those jurisdictions that file consolidated returns. However, the income tax benefit of $8,415 related to the reduction in the Company’s valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact.

As noted above, the estimated fair values and useful lives of the acquired intangible assets are considered preliminary and are subject to change based on final purchase price valuation amounts. Accordingly, the estimates related to deferred taxes are also subject to change.

(f)     Warrant liability

Reflects the elimination of the warrant liability upon the closing of the acquisition.

(g)     Common stock

Represents the issuance of common stock as part of the closing consideration for the acquisition of SRx.

(h)     Equity

Pro forma adjustment includes the elimination of the historical net parent investment of SRx. The adjustment also reflects the partial reversal of the Company’s deferred tax asset valuation allowance in the amount of $8,415 as discussed in Note 3(e) above.

Adjustments to the pro forma statement of operations

(i)    Acquisition-related costs, management fee allocations, and change in fair value of warrant liability

The Company incurred $94 of acquisition costs primarily related to legal and advisory fees in the second quarter of 2017. These costs are reversed in the unaudited pro forma income statement as they represent non-recurring charges directly related to the acquisition of SRx.

During the six months ended June 30, 2017 and the fiscal year ended December 31, 2016 SRx was allocated approximately $500 and $1,063, respectively, of management fee expenses related to general corporate oversight. The pro forma adjustments reflect the elimination of these management fee expenses from SRx’s historical financials as they are not expected to have a continuing impact on the results of the combined entity.

During the six months ended June 30, 2017 SRx recorded a gain of $1,068 to general and administrative expenses related to the change in the fair value of warrant liabilities and an expense of $1,203 for the fiscal year ended December 31, 2016. The pro forma adjustments reflect the elimination of these remeasurment adjustments from SRx’s historical financials as they are not expected to have a continuing impact on the results of the combined entity as noted in Note 3(f) above.

(j)    Amortization expense

Reflects the additional estimated amortization expense related to the acquired intangible assets discussed at Note 3(c) above.

(k)    Interest expense

Represents the increased interest expense of $748 for the six months ended June 30, 2017 and $1,512 for the year ended December 31, 2016 associated with the draw down of $35,000 on the Company’s credit facility to finance the closing cash payment of the SRx acquisition as discussed in Note 3(a), with interest expense based on the current rate of 4.25% which represents Prime Rate, as defined, plus an Applicable Margin, initially set at 0.0%.

In addition, the pro forma adjustment includes interest expense of $34 for the six months ended June 30, 2017 and $67 for the fiscal year ended December 31, 2016 related to the amortization of debt issuance costs incurred in conjunction with the credit facility that are being amortized over the 3 year term of the Loan Agreement.

(l)    Provision for income taxes

This represents the tax effect of adjustments to income before income taxes at the estimated tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded and includes the recognition of tax benefits as a result of the acquired deferred tax liabilities being a source of income to support recognition of the Company’s deferred tax assets historically reserved.

As discussed in Note 3(e), the acquisition of SRx will result in the partial reversal of the Company’s valuation allowance. However, the income tax benefit related to the reduction in the Company’s valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact.

(m)    Weighted average common shares outstanding

Reflects the adjustment to weighted average shares used in computing basic and diluted net loss per share to account for the number of shares of TRHC common stock issued in connection with the closing stock consideration payment for the acquisition of SRx.